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                                                                   EXHIBIT 10.15


                         [NIKU CORPORATION LETTERHEAD]

                                   May 1, 1999

Rhonda Dibachi
27800 Central Drive
Los Altos, CA 94022

Dear Rhonda:

I am pleased to offer you a position with Niku Corporation as the Director of Product Management and Development, and Acting Vice President of Development reporting directly to Farzad Dibachi, commencing on May 1, 1998. You will receive a monthly salary of $12,000.00, which is equivalent to $144,000.00 on an annualized basis, less applicable withholding, payable twice monthly, in accordance with Niku's normal payroll procedures. You are also eligible to receive certain employee benefits which will be outlined in the Niku employee handbook. Like all Niku employees, you will be entitled to two weeks of vacation and eight holidays each year.

We are very excited about the opportunity of working together and we know that you will be invaluable to Niku's success. The next two paragraphs were written by Niku's lawyer. I apologize for their being so terse.

Your employment is at-will and for no specified period, and either you or Niku may terminate this employment relationship at any time and for any reason. As an employee of Niku, you will be expected to abide by the company's rules and regulations and to devote all of your business time, skill, attention and best efforts to Niku business to fulfill the responsibilities assigned to you. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family


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Rhonda Dibachi
May 1, 1999
Page 2

and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

To accept the offer before the expiration date, you must sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.



Sincerely,

Niku Corporation

BY:
    ---------------------------------------
    Cathy Bottarini, Office of the Chairman



AGREED AND ACCEPTED:

Rhonda Dibachi

--------------------------------------
Signature

--------------------------------------
Date



enclosure:     Duplicate Letter
               Confidential Information and Invention Assignment Agreement